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                                                                    Exhibit 10.6


                                    AGREEMENT

The Undersigned:
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     1.   PEPC Worldwide NV, a public company having its registered office in
          The Hague, duly represented by Messrs R. Maphar and N. Reijers, hereinafter: "the Company";

     2. Mr. C.J.W.A. Komen, residing at Middenweg 37, 1703 RB Heerhugowaard, or such party and/or parties as to be designated by Komen, hereinafter: "Komen",

Wish to have the following laid down in writing:
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          o    Komen and the Company have agreed that Komen wants to invest a total amount of NLG 19,000,000 (in words: nineteen million Dutch guilders) in the Company. This amount includes everything Komen and/or his companies have already paid to GMW Holding BV and/or PEPC.

          o Komen has already paid a substantial part of the amount to be invested. Each month, not later than on the fifteenth of that month, Komen shall pay PEPC at least (euro)250,000. The remainder shall be paid to PEPC by Komen one day before the flotation at the latest.

          o In return, Komen shall receive 160,000 shares in the capital of the Company, with a nominal value of (euro)0.10 each. These shares include the shares that Komen has already acquired from GMW.

          o    To date, PEPC has already issued 2,269 shares to Komen.

          o    In mid-February 2002, Komen bought 9,076 shares from GMW.

          o Komen is still entitled to receive another 148,655 shares, with a nominal value of (euro)0.10 each. These shares shall be issued at the earliest possible opportunity. The civil-law notaries of the firm of CMS Derks in Amsterdam are currently in the process of preparing the issue of the said shares.

Agreed in duplicate in The Hague, on 2 July 2002


PEPC Worldwide NV                                               C.J.W.A. Komen



R. Maphar

N. Reijers